Exhibit 10.4

GLOBAL BUSINESS TRAVEL

PERSONAL AND CONFIDENTIAL

August 7, 2014

Eric J. Bock
1 Warriston Lane
Rye, NY 10580

Dear Eric,

I am pleased to offer you the position of Chief Legal Officer (“CLO”) of the GBT III, B.V., doing business as American Express Global Business Travel (“GBT”) effective October 1, 2014 or earlier, as mutually agreed. This position is located in New York, New York and reports to me.

I.Salary, Bonuses and Long Term Incentive Awards

The compensation for the position consists of a bi-weekly salary of $23,076, less applicable deductions and withholdings, which equals $600,000 on an annualized basis. GBT has a biweekly pay cycle with pay dates occurring on every other Friday.

As CLO of GBT, you will be eligible to participate in the annual cash bonus program as in effect from time to time (“Bonus Program”). The full-year bonus target guideline for your position is 100% of base salary and the bonus amount may be as high as 200% of your base salary. The actual amount of your annual bonus will be based on your individual contribution and GBT’s performance. Your bonus for performance year 2014 will be prorated based on the number of days that have elapsed between the date you commence employment with GBT and December 31, 2014. Currently, annual bonuses are paid in the February that follows the year in which the bonus is earned (e.g., your prorated bonus for 2014 would be paid in February 2015). Payment of an annual bonus is contingent upon your continuous employment in good standing through the payment date and other terms and conditions of the Bonus Program.

You will also be eligible for a special cash award totaling $600,000 (“Special Cash Award”), which will be paid in two (2) installments: the first installment will be in the amount of $200,000 and will be paid approximately 30 days after the end of 2014; the second installment will be in the amount of $400,000 and will be paid approximately 30 days after the end of 2015. If, within 12 months of your receipt of a Special Cash Award installment you resign from GBT without “Good Reason” (as defined in this letter) or are terminated for “Cause” (as defined in this letter), you will be required to repay to GBT the Special Cash Award installment most recently paid to you. If GBT terminates your employment for any

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reason other than for “Cause” or if you resign your employment for “Good Reason,” you will be eligible to retain any Special Cash Award installment(s) already paid to you and will be paid the remaining prorata portion of any unpaid installment(s). For purposes of calculating how an unpaid Special Cash Award installment will be prorated, the total amount of the Special Cash Award will be multiplied by a fraction, the numerator of which will be the number of months you have been actively employed and the denominator will be 20. For example, if you are terminated without cause 17 months after your date of hire you will be able to retain the first installment and eligible for a prorated second installment equal to $510,000 or $600,000 x 17/20 less the amount of first installment.

In addition, as an executive of GBT and subject to approval of the Board of GBT, you will be eligible to participate in GBT’s Management Incentive Plan (“MIP”). You will be awarded a one-time grant of Stock-Settled SARs (or their equivalent) under the MIP that will provide an interest of.4% of GBT enterprise value in excess of $1.8 billion. The grant will vest in 5 equal annual installments (each installment will be 20%), starting with the first annual anniversary of the grant date, and subject to your continuous employment with GBT as well as other applicable provisions of the MIP. The terms of the MIP, including vesting conditions, are being finalized and will be shared with you in the near future, and all terms noted in this paragraph are subject to approval by the GBT Board.

MIP grants will be conditioned upon and subject to Detrimental Conduct provisions. These provisions will prohibit MIP participants from engaging in conduct detrimental to GBT both during their employment with the Company and for a period of time thereafter. Issues covered by the Detrimental Conduct provisions will include non-competition, non-solicitation of customers and employees, and nondisclosure of confidential information.

II.Benefits

Health and welfare benefit coverage will take effect on your date of hire if you elect benefits within 60 days of your hire date, and will initially be offered under Amex benefit plans. You can access your personalized benefit options online shortly after your hire date. All benefit plans are subject to change at the Company’s discretion, at any time.

As an executive of GBT, you will be eligible for perquisite benefits with an approximate annual value of $25,000.

III.Severance Eligibility and Payments

If GBT terminates your employment for reasons other than for “Cause” or if you resign for “Good Reason,” you will be eligible for the severance pay and benefits listed below, so long as you sign and comply with an agreement in a form acceptable to GBT that includes a

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release of all claims you may have against GBT and its affiliates. GBT Severance Pay and Benefits:

●	52 weeks of annual salary;
●	Pro-rated annual bonus, based on performance;
●	Continued health benefit coverage for a period of 52 weeks;
●	Accrued but unused paid time off;
●	Continued MIP vesting for six (6) months after the termination date; and
●	Prorated Special Cash Award installments, as described above.

You will be ineligible for Severance Pay and benefits set forth above if GBT terminates your employment for “Cause” or you resign without “Good Reason”. your employment terminates due to death or disability or, as discussed below, if the Closing does not occur or your employment ends for any reason prior to the occurrence of the Closing.

For purposes of this Offer Letter, “Cause” shall mean: (i) willful and continued failure to adequately perform substantially all of your duties; (ii) your failure to devote substantially all of your business time exclusively to the performance of your duties for GBT (subject to the ability to engage in activities in accordance with applicable policies); (iii) willful misconduct; (iv) unlawful use of a controlled substance; (v) conviction of, or entry of a plea of guilty or no contest to, any felony or any crime involving dishonesty, theft, moral turpitude, breach of trust or breach of a fiduciary duty or their equivalent under local law; (vi) engagement in an act or omission that is materially detrimental to the business or reputational interests of the GBT, including but not limited to an act of fraud, embezzlement, theft or dishonesty, whether in the past or future (including any such acts occurring prior to the commencement of employment); (vii) habitual or gross negligence in the performance of your duties; (viii) material or repeated violation of any policy or practice adopted by GBT applicable to you, including but not limited to any applicable code of conduct; or (ix) violation of any GBT detrimental conduct provision.

For purposes of this letter, “Good Reason” shall mean, without your written consent, any of the following: (i) a material reduction by GBT in your annual Base Salary (other than pursuant to an across-the-board reduction similarly affecting other senior executives within GBT); (ii) a willful failure by GBT to pay compensation that is owed and due; or (iii) the relocation of your principal place of employment by GBT by more than 60 miles. Good Reason shall not exist unless you provide GBT with written notice within 30 days of the occurrence claimed to constitute Good Reason, setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and affording GBT 30 calendar days to cure, if practicable.

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IV.Pre-Hire Process

As a new hire of GBT or its affiliates, you are subject to the terms of the Employment Arbitration Policy. The Policy provides that arbitration is the final, exclusive and required forum for the resolution of all employment-related disputes that are based on a legal claim between you and the Company or its affiliates. The Policy and a form you must sign agreeing to abide by the Policy will be provided to you on your first day of employment.

This offer of employment working for GBT or one or more of its affiliates is contingent on the following:

●	Favorable results from your reference check and background investigation.
●	You signing an Employment Arbitration Policy Acknowledgement Form.
●	You agreeing to and complying with applicable Company policies including the Code of Conduct.
●	You completing pre-employment drug screening within 72 hours of your acceptance of this offer and favorable results from your pre-employment drug screening.
o	Please Note: Drug Screening is not applicable if you are younger than 18 years of age or you reside in California, Maine or Vermont
●	Original documentation verifying United States citizenship or authorization to work in the U.S.

Original documentation that verifies U.S. citizenship or proper documentation of alien work status will be requested from you on your first day of employment. An electronic Form 19, including a link to the List of Acceptable documents will be sent to you at the email address we have on file for you. It is your responsibility to complete Section 1 of the Form 19 prior to your start date. You will also be required to bring with you and present your original work authorization documents (for physical inspection) on your start date (copies are not acceptable). You should bring with you either one piece of identification that appears in Column A or one piece from column B and one piece from column C. Should you be unable to provide the necessary documents within the government mandated 72 hours, you may be terminated, and paid only for the orientation attended.

V.	Miscellaneous

Your employment with GBT will be at-will, and either you or GBT may terminate the relationship with or without cause at any time. As a senior executive of GBT, you will be subject to GBT’s policies including, but not limited to, any Code of Conduct adopted by or applicable to GBT employees.

The compensation and benefits to be offered by GBT as set forth in this letter are subject to approval by GBT’s Board. To the extent that this letter refers to any GBT compensation or

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benefits programs that are covered by plan documents, the terms of those plans will govern and are in all cases the final authority.

The dollar amounts set forth herein represent gross dollar figures and are subject to applicable withholdings and deductions.

Also included with this Offer Letter is the Notice and Acknowledgement of Pay Rate and Pay Date (“Notice”). The New York State Department of Labor requires that all New York hires receive this Notice. Please acknowledge your receipt of this Notice by signing it and returning it to me along with your signed acceptance of this Offer Letter as soon as possible. The second copy of this Notice can be retained for your record. Please indicate your acceptance of this offer of employment by signing and returning a copy of this letter to JoAnne Kruse, Chief Human Resources Officer at joanne.m.kruse@aexp.com as soon as possible, but no later than September 1, 2014.

Please do not hesitate to call me with any questions. Welcome aboard!

Warm regards,

/s/ William H. Glenn
William H. Glenn
CEO, Global Business Travel

Agreed and Accepted:

/s/ Eric J. Bock	8/7/14
Eric J. Bock	Date

cc: JoAnne Kruse

GLOBAL BUSINESS TRAVEL

NOTICE AND ACKNOWLEDGMENT OF PAY RATE AND PAYDAY PURSUANT TO NEW YORK LABOR LAW

Prepared For: Eric J. Bock

1. Employer Information

Employer Name: American Express Global Business Travel

Principal Street Address:

7 Times Square

New York, NY 10036

Phone: 877-374-4297

2.Notice Given: at hiring

3.Regular Payday: Friday on a bi-weekly basis

4.Your biweekly rate of pay: $23,076

5.Basis for your rate of pay: $600,000

6.Allowances Taken: None

7.Employee Acknowledgment:

I affirm that I received and understand all of the terms and conditions contained in this Notice and that I accurately informed my employer, as required by New York law, of my primary language. I affirm and understand that this notice was provided to me in English because my primary language is English.

Note: If your primary language is not English, please contact JoAnne Kruse at 212.640.3509.

Employee Signature	/s/ Eric J. Bock
Employee Printed Name
Eric J. Bock
Date	AUGUST 7, 2014

JoAnne Kruse, Chief Human Resources Officer
Preparer Name and Title	253 60 XAJ

GBT Ill B.V. (Netherlands)

August 8, 2014

Re: Appointment to GBT US Ill LLC Board of Directors

Dear Eric:

This Letter memorializes our agreement regarding the terms of your service on the Board of Directors (the “Board”) of GBT US Ill LLC (“GBT” or the “Company”), effective August 8, 2014 (the “Effective Date”).

Term. You have agreed to serve on the Board on the terms set forth herein. This arrangement shall continue until terminated by either you, GBT or GBT Ill B.V. pursuant to the terms set forth in this Letter.

Fee. Your duties will include attending meetings of the Board and any committees thereof as well as other duties normally required of non-executive directors. You will not be entitled, during the continuance of your appointment, to a fee for your services as a director. This Letter shall also cover your service on any GBT committees as well as service on any boards of any other companies within GBT Ill B.V. or its affiliates to which you are subsequently appointed.

Independent Contractor. You acknowledge and agree that you will be an independent contractor and not an employee of the Company. The Company shall provide no worker’s compensation, health or accident insurance to cover you. The Company shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

Expenses. The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing your duties pursuant to this Letter.

Termination. In the event that your services on the Board are no longer needed, you will be notified by us in writing of the date on which your appointment will terminate (the “Termination Date”). You may terminate your appointment by notifying GBT in writing of the date will cease to be a director on the Board (also the “Termination Date”). In the event of a termination by you or GBT, the Company shall reimburse you for all reasonable and properly documented expenses that you have incurred in performing your duties pursuant to this Letter through the Termination Date. By the Termination Date or immediately thereafter, you will return all property and records of the Company, whether electronic or paper-based including without limitation any copies thereof, to the Company.

If you agree with the terms of this Letter, please would you countersign below the enclosed copy of this Letter and return it to me to indicate your agreement with this Letter. Please do not hesitate to contact me with any questions or if I may assist you in any way.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Very truly yours,

GBT US III LLC

/s/ JoAnne Kruse
By:	JoAnne Kruse
Its:	8/8/14

GBT III B.V.

/s/ JoAnne Kruse
By:	JoAnne Kruse
Its:	8/8/14

Acknowledged and agreed:

/s/ Eric J. Bock
Eric J. Bock
Date:	August 8, 2014